                                                                       Exhibit 5

                                 [LETTERHEAD]

                               January 22, 1996



Securities and Exchange Commission
450 5th Street, N.W.
Washington, D.C.  20549

                 RE:      REGISTRATION STATEMENT ON FORM S-8

Ladies and Gentlemen:

         I am Executive Vice President and General Counsel of First Liberty Financial Corp., a Georgia corporation (the "Company"), and have acted as counsel to the Company in connection with the Registration Statement on Form S-8 (the "Registration Statement ") which the Company proposes to file with the Securities and Exchange Commission on January 23, 1996 for the purpose of registering under the Securities Act of 1933, as amended, $2,000,000 of Deferred Compensation Obligations, which represent unsecured obligations of the Company to pay deferred compensation in the future in accordance with the terms of the First Liberty Financial Corp. Nonqualified Deferred Compensation Plan (the "Plan").

         In rendering this opinion, I have examined such records, documents and instruments of the Company as I have deemed appropriate, including its Articles of Incorporation, its Bylaws, the minutes of the meetings of its Board of Directors, the Registration Statement, and the Plan.

         This opinion is limited to the laws of the State of Georgia, and I disclaim any opinions as to the laws of any other jurisdiction. I further disclaim any opinions as to any other statute, jurisdiction or any regional or local governmental body or as to any related judicial or administrative opinion.

         Based upon the foregoing and my examination of such questions of law as I have deemed necessary or appropriate for the purpose of this opinion, it is my opinion that, when issued by the Company in the manner provided in the Plan, the Deferred Compensation Obligations will be valid and binding obligations of the Company, enforceable against the Company in accordance with their terms, subject, as to enforcement, (i) to bankruptcy, insolvency, reorganization, arrangement, moratorium and other laws of general applicability relating to or affecting creditor's rights, and (iii) to general principles of equity, whether such enforcement is considered in a proceeding in equity or at law.

         This opinion is rendered to you in connection with the issuance of the Deferred Compensation Obligations and is solely for your benefit. This opinion may not be relied upon by you for any other purpose, or relied upon by any other person, firm, corporation or other entity for any other purpose, without my prior written consent. I disclaim any obligation to advise you of any change of law that occurs, or any facts of which I become aware, after the date of this opinion.

         I hereby consent to the filing of this opinion as an exhibit to the Registration Statement.

                                        Yours very truly,

                                        /s/ Richard A. Hills, Jr.
                                        -------------------------
                                        Richard A. Hills, Jr.
                                        Executive Vice President
                                        and General Counsel